Exhibit 23



The Board of Directors
Blue River Bancshares, Inc.:


We consent to the incorporation by reference in the Form 8-K filed by Blue River Bancshares, Inc. of our report dated November 21, 1997, with respect to the consolidated statements of financial condition of Shelby County Bancorp and subsidiary as of September 30, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity and cash flows for the years then ended, which report appears in the Registration Statement (No. 333-48269) on Form SB-2 filed by Blue River Bancshares, Inc.

/s/  KPMG PEAT MARWICK, LLP
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Indianapolis, Indiana
June 30, 1998